Exhibit 99.1

Report of Independent Auditors

To the Board of Directors and Stockholders

DJO Incorporated:

We have audited the accompanying consolidated balance sheets of DJO Incorporated as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DJO Incorporated at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, DJO Incorporated changed its method of accounting for share-based payments in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) on January 1, 2006.

/s/ ERNST & YOUNG LLP

San Diego, California
February 26, 2007

DJO Incorporated

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value data)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$7,006	$1,107
Accounts receivable, net of provisions for contractual allowances and doubtful accounts of $38,602 and $26,792 at December 31, 2006 and 2005, respectively	90,236	62,068
Inventories, net	47,214	24,228
Deferred tax asset, net	10,797	7,066
Prepaid expenses and other current assets	14,521	4,387
Total current assets	169,774	98,856
Property, plant and equipment, net	32,699	15,396
Goodwill	277,495	101,235
Intangible assets, net	160,124	51,242
Debt issuance costs, net	5,634	2,479
Deferred tax asset, net	18,251	32,437
Other assets	4,357	3,019
Total assets	$668,334	$304,664
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,338	$10,270
Accrued compensation	14,171	6,310
Accrued commissions	4,133	3,483
Long-term debt, current portion	831	5,000
Accrued interest	3,984	385
Accrued taxes	3,738	550
Accrued restructuring costs	—	417
Other accrued liabilities, current portion	22,967	9,680
Total current liabilities	67,162	36,095
Long-term debt, less current portion	326,419	42,500
Accrued pension	201	—
Other accrued liabilities, long-term	4,283	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized, none issued and outstanding at December 31, 2006 and 2005	—	—
Common stock, $0.01 par value; 39,000,000 shares authorized, 23,317,934 shares and 22,137,860 shares issued and outstanding at December 31, 2006 and 2005, respectively	233	221
Additional paid-in capital	163,711	133,656
Accumulated other comprehensive income	1,984	492
Retained earnings	104,341	91,700
Total stockholders’ equity	270,269	226,069
Total liabilities and stockholders’ equity	$668,334	$304,664

See accompanying Notes.

DJO Incorporated

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Years Ended December 31,
	2006	2005	2004
Net revenues	$413,058	$286,167	$255,999
Costs of goods sold	166,106	105,289	95,164
Gross profit	246,952	180,878	160,835
Operating expenses:
Sales and marketing	129,081	86,241	78,984
General and administrative	48,176	29,432	27,727
Research and development	8,988	6,350	5,627
Amortization of acquired intangibles	15,166	4,996	4,731
Restructuring costs	—	—	4,693
Total operating expenses	201,411	127,019	121,762
Income from operations	45,541	53,859	39,073
Other income (expense):
Interest expense	(20,181)	(4,667)	(9,431)
Interest income	802	249	472
Prepayment premium and other costs related to debt prepayment	(2,347)	—	(7,760)
Other income (expense)	300	(980)	683
Other income (expense), net	(21,426)	(5,398)	(16,036)
Income before income taxes	24,115	48,461	23,037
Provision for income taxes	(11,474)	(19,263)	(9,022)
Net income	$12,641	$29,198	$14,015
Net income per share:
Basic	$0.55	$1.34	$0.66
Diluted	$0.54	$1.29	$0.63
Weighted average shares outstanding used to calculate per share information:
Basic	22,810	21,786	21,221
Diluted	23,522	22,699	22,209

See accompanying Notes.

DJO Incorporated

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock		Additional Paid-in	Notes Receivable from Stockholders and Officers for Stock	Accumulated Other Comprehensive	Retained	Total Stockholders’
	Shares	Amount	Capital	Purchases	Income	Earnings	Equity
Balance at December 31, 2003	18,304,269	$183	$69,545	$(1,988)	$1,106	$48,487	$117,333
Transfer of interest receivable to notes receivable from management	—	—	—	(92)	—	—	(92)
Proceeds from payment of notes receivable	—	—	—	331	—	—	331
Stock options granted for services	—	—	63	—	—	—	63
Net proceeds from issuance of common stock under Employee Stock Purchase Plan	346,919	3	1,614	—	—	—	1,617
Net proceeds from exercise of stock options	483,040	5	4,128	—	—	—	4,133
Tax benefit of stock option exercises	—	—	4,315	—	—	—	4,315
Proceeds from sale of common stock, net of expenses of $1,077	3,162,500	32	56,499	—	—	—	56,531
Expenses of sale of common stock by stockholders	—	—	(245)	—	—	—	(245)
Repurchases of common stock	(837,300)	(8)	(14,780)	—	—	—	(14,788)
Comprehensive income:
Foreign currency translation adjustment	—	—	—	—	(175)	—	(175)
Net income	—	—	—	—	—	14,015	14,015
Total comprehensive income							13,840
Balance at December 31, 2004	21,459,428	215	121,139	(1,749)	931	62,502	183,038
Proceeds from payment of notes receivable	—	—	—	1,749	—	—	1,749
Stock options granted for services	—	—	219	—	—	—	219
Net proceeds from issuance of common stock under Employee Stock Purchase Plan	59,767	—	1,028	—	—	—	1,028
Net proceeds from exercise of stock options	618,665	6	7,715	—	—	—	7,721
Tax benefit of stock option exercises	—	—	3,455	—	—	—	3,455
Reversal of expenses from 2004 sale of common stock	—	—	100	—	—	—	100
Comprehensive income:
Foreign currency translation adjustment	—	—	—	—	(439)	—	(439)
Net income	—	—	—	—	—	29,198	29,198
Total comprehensive income							28,759
Balance at December 31, 2005	22,137,860	221	133,656	—	492	91,700	226,069
Stock options granted for services	—	—	54	—	—	—	54
Net proceeds from issuance of common stock under Employee Stock Purchase Plan	63,964	1	1,709	—	—	—	1,710
Net proceeds from exercise of stock options	1,116,110	11	15,820	—	—	—	15,831
Tax benefit of stock option exercises	—	—	2,709	—	—	—	2,709
Stock-based compensation	—	—	9,763	—	—	—	9,763
Comprehensive income:
Foreign currency translation adjustment	—	—	—	—	2,420	—	2,420
Change in fair value of derivative	—	—	—	—	(928)	—	(928)
Net income	—	—	—	—	—	12,641	12,641
Total comprehensive income							14,133
Balance at December 31, 2006	23,317,934	$233	$163,711	$—	$1,984	$104,341	$270,269

See accompanying Notes.

DJO Incorporated

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2006	2005	2004
Operating activities
Net income	$12,641	$29,198	$14,015
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for contractual allowances and doubtful accounts	42,546	34,594	30,556
Provision for excess and obsolete inventories	1,432	983	(113)
Restructuring costs	—	—	4,693
Depreciation and amortization	26,288	13,320	13,070
Step-up to fair value of inventory charged to costs of goods sold	1,498	404	438
Amortization of debt issuance costs and discount on senior subordinated notes	867	560	808
Write-off of debt issuance costs and discount on senior subordinated notes	2,347	—	3,025
Liquidation preference on redemption of senior subordinated notes	—	—	4,735
Write-off of property, plant and equipment	852	—	—
Excess tax benefits from stock options exercised	(2,709)	—	—
Stock-based compensation	9,674	—	—
Other	52	219	63
Changes in operating assets and liabilities:
Accounts receivable	(56,115)	(49,681)	(33,353)
Inventories	(15,465)	(2,599)	(3,635)
Other assets	155	912	856
Accounts payable	498	2,970	(1,403)
Accrued compensation	(819)	826	(1,065)
Accrued commissions	650	(942)	(214)
Accrued interest	3,599	(333)	(15)
Deferred income taxes, including excess stock option exercise benefits in 2006	8,766	17,580	9,044
Accrued restructuring costs	(417)	(1,871)	(3,171)
Other accrued liabilities	4,856	924	1,136
Net cash provided by operating activities	41,196	47,064	39,470
Investing activities
Purchases of property, plant and equipment	(16,009)	(5,144)	(5,959)
Net proceeds from disposals of property, plant and equipment	4,221	—	—
Purchase of Axmed business	(16,564)	—	—
Purchase of Aircast business	(299,702)	—	—
Purchase of Superior Medical Equipment business	—	(3,045)	—
Purchase of Encore Medical OSG business	—	(9,491)	—
Purchase of dj Nordic business and related earn-out payments, net of cash acquired	(125)	(125)	(578)
Purchases of intangible assets	—	(76)	(3,277)
Change in other assets, net	(1,140)	(1,454)	(360)
Net cash used in investing activities	(329,319)	(19,335)	(10,174)
Financing activities
Proceeds from long-term debt	366,000	8,000	—
Repayment of long-term debt	(86,250)	(55,500)	(5,000)
Net proceeds from exercise of stock options	15,831	7,721	4,133
Net proceeds from issuance of common stock under Employee Stock Purchase Plan	1,710	1,028	1,617
Excess tax benefits from stock options exercised	2,709	—	—
Debt issuance costs	(6,369)	(665)	(313)
Proceeds from payment of notes receivable	—	1,749	331
Net proceeds from issuance of common stock	—	—	56,286
Repurchases of common stock	—	—	(14,788)
Repayment of senior subordinated notes	—	—	(75,000)
Prepayment premium on redemption of senior subordinated notes	—	—	(4,735)
Net cash provided by (used in) financing activities	293,631	(37,667)	(37,469)
Effect of exchange rate changes on cash and cash equivalents	391	(137)	209
Net increase (decrease) in cash and cash equivalents	5,899	(10,075)	(7,964)
Cash and cash equivalents at beginning of year	1,107	11,182	19,146
Cash and cash equivalents at end of year	$7,006	$1,107	$11,182
Supplemental disclosure of cash flow information:
Interest paid	$15,220	$4,436	$3,844
Income taxes paid, net	$1,984	$1,263	$618

See accompanying Notes.

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

1. Organization and Summary of Significant Accounting Policies

DJO Incorporated, formerly dj Orthopedics, Inc. (the Company), is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic, spine and vascular markets.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements present the historical financial position and results of operations of the Company and include the accounts of its operating subsidiary, DJO, LLC, formerly dj Orthopedics, LLC, (DJO), DJO’s wholly owned Mexican subsidiary that manufactures a majority of DJO’s products under Mexico’s maquiladora program and DJO’s wholly owned subsidiaries in Canada, Germany, France, the United Kingdom, Denmark, Spain and Tunisia. These consolidated financial statements also include the accounts of Aircast Incorporated and its wholly owned domestic and international subsidiaries from and subsequent to April 7, 2006, the date on which the Company acquired Aircast Incorporated (see Note 3). All intercompany accounts and transactions have been eliminated in consolidation. In May 2006, the Company purchased the minority stockholders’ proportionate share of the net assets of the Company’s subsidiary in Tunisia and the Tunisian subsidiary became a wholly owned subsidiary (see Note 3).

Use of Estimates in the Preparation of Financial Statements

The preparation of these financial statements requires that the Company make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to contractual allowances, doubtful accounts, inventories, rebates, product returns, warranty obligations, income taxes, intangible assets and stock-based compensation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Cash Equivalents

Cash equivalents are short-term, highly liquid investments and consist of investments in money market funds and commercial paper with maturities of three months or less at the time of purchase.

Fair Value of Financial Instruments

In accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments, the following methods and assumptions were used in estimating fair value disclosures:

•                  Cash and Cash Equivalents and Accounts Receivable.  The carrying amounts approximate fair values because of the short maturities of these instruments and the reserves for contractual allowances and doubtful accounts which, in the opinion of management, are adequate to state accounts receivable at their fair value.

•                  Long-Term Debt.  Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, management of the Company believes the fair value of long-term debt approximates its carrying value at December 31, 2006.

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

•                  Derivative Instruments.  The Company utilizes derivative instruments, specifically an interest rate swap agreement and forward contracts, to manage its exposure to market risks such as interest and foreign currency exchange rate risks. In accordance with the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, the Company records derivative instruments as assets or liabilities in the consolidated balance sheet, measured at fair value.

Accrued Pension

The Company assumed liabilities related to certain pension plans in connection with the acquisition of Aircast Incorporated in April 2006. The pension plans cover two current international employees and one former international employee of the Company who are entitled to pension benefits as part of the terms of their employment agreements. The accrued pension costs were $0.2 million as of December 31, 2006.

Discounts and Allowances

Accounts receivable in the accompanying consolidated balance sheets are presented net of reserves for estimated payment discounts and allowances for doubtful accounts. Accounts receivable is also presented net of contractual allowances for reimbursement amounts from our third-party payor customers based on negotiated contracts and historical experience for non-contracted payors.

Long-Lived Assets

Property, plant and equipment and intangible assets are recorded at cost. The Company provides for depreciation of property, plant and equipment (three to seven years) and amortization of intangible assets (four months to 20 years) using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of their estimated useful lives or the terms of the related leases.

Computer Software Costs

The Company applies the American Institute of Certified Public Accountants Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. This standard requires companies to capitalize qualifying computer software costs, incurred during the application development stage and then amortizes the costs over the estimated useful life of the software. The Company is amortizing computer software costs over lives of three to seven years. The Company has unamortized capitalized computer software costs aggregating $2.1 million and $2.2 million at December 31, 2006 and 2005, respectively. Capitalized computer software amortization expense was approximately $1.3 million, $1.1 million and $1.3 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Debt Issuance Costs

Debt issuance costs are capitalized. The Company amortizes these costs over the lives of the related debt instruments (currently, five years) and classifies the amortization expense with interest expense in the accompanying consolidated statements of income.

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

Inventories

Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out (FIFO) basis.

Revenue Recognition

The Company distributes its products in the United States and international markets primarily through networks of agents, distributors and the Company’s direct sales force that market its products to orthopedic and spine surgeons, podiatrists, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.

The Company recognizes revenue pursuant to Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) shipment of goods and passage of title; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. Revenues from third-party insurance payors are recorded net of estimated contractual allowances, which are accrued as a percent of revenues based on actual historical experience. Revenues are also reduced by allowances for estimated returns and rebates related to sales transacted through distribution agreements that provide the distributors with a right to return excess and obsolete inventory. Estimated returns, based on historical actual returns, are accrued in accordance with the provisions of SFAS No. 48, Revenue Recognition When Right of Return Exists, in the period sales are recognized. In addition, rebates are accrued at the time of sale based upon historical experience and estimated revenue levels in accordance with agreed upon terms with customers. The Company includes amounts billed to customers for freight in revenue.

Warranty Costs

Some products have a limited warranty and estimated warranty costs are accrued based on historical experience in the period sales are recognized. Warranty costs are included in costs of goods sold and were $0.6 million, $0.9 million and $1.3 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Changes in accrued warranty during the three years ended December 31, 2006, 2005 and 2004 are as follows (in thousands):

Balance at December 31, 2003	$424
Warranty expense accrued	1,261
Warranty costs incurred	(1,284)
Balance at December 31, 2004	401
Warranty expense accrued	872
Warranty costs incurred	(880)
Balance at December 31, 2005	393
Warranty expense accrued	583
Warranty costs incurred	(548)
Balance at December 31, 2006	$428

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

Advertising Expense

Advertising costs are expensed as incurred. The Company incurred $1.1 million, $0.7 million and $0.5 million in advertising expenses for the years ended December 31, 2006, 2005 and 2004, respectively.

Foreign Currency Translation

The financial statements of the Company’s international operations where the local currency is the functional currency are translated into United States (U.S.) dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. Cumulative translation gains and losses are excluded from results of operations and recorded as a separate component of consolidated stockholders’ equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity’s local currency) are included in the consolidated statements of operations as either a component of costs of goods sold or other income or expense, depending on the nature of the transaction. The aggregate exchange rate gain or (loss) included in determining net income for the years ended December 31, 2006, 2005 and 2004 was $0.2 million, ($0.6) million and $0.6 million, respectively.

Concentration of Credit Risk

The Company sells the majority of its products in the United States to orthopedic professionals, distributors, specialty dealers, buying groups, insurance companies, managed care companies and certain governmental payors such as Medicare. International sales comprised 20%, 12% and 11% of the Company’s net revenues for the years ended December 31, 2006, 2005 and 2004, respectively, and are sold through its wholly owned subsidiaries and certain independent distributors. Credit is extended based on an evaluation of the customer’s financial condition and generally collateral is not required. The Company also provides a reserve for estimated bad debts. In addition, approximately 45% and 49% of the Company’s net receivables at December 31, 2006 and 2005, respectively, are from third-party payors. Management reviews and revises its estimates for credit losses from time to time and such credit losses have been within management’s estimates.

During the three years ended December 31, 2006, the Company had no individual customer or distributor that accounted for 10% or more of total annual revenues.

Per Share Information

Earnings per share are computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share are computed using the weighted average number of common shares outstanding during each period. Diluted earnings per share include the dilutive effect of weighted average common share equivalents potentially issuable upon the exercise of stock options. For purposes of computing diluted earnings per share, weighted average common share equivalents (computed using the treasury stock method) do not include stock options with an exercise price that exceeds the average fair market value of the Company’s common stock during the periods presented. Dilutive securities totaling 0.3 million, 0.2 million and 1.6 million shares for the years ended December 31, 2006, 2005 and 2004, respectively, were excluded from diluted earnings per share because of their anti-dilutive effect. For the

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

years ended December 31, the weighted average shares outstanding used to calculate basic and diluted share information consist of the following (in thousands):

	2006	2005	2004
Shares used in basic net income per share—weighted average shares outstanding	22,810	21,786	21,221
Net effect of dilutive common share equivalents based on treasury stock method	712	913	988
Shares used in computations of diluted net income per share	23,522	22,699	22,209

Stock-Based Compensation

Prior to the adoption of SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123(R)) on January 1, 2006, the Company accounted for its employee stock option plans and employee stock purchase plan using the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and its related interpretations, and had adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation and its related interpretations. Accordingly, no compensation expense was recognized in net income for the Company’s fixed stock option plans or its employee stock purchase plan (ESPP), as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant (or within permitted discounted prices as it pertains to the ESPP).

As of January 1, 2006, the Company began recording compensation expense associated with stock options and other equity-based compensation in accordance with SFAS No. 123(R), using the modified prospective transition method and therefore has not restated results for prior periods. Under the modified prospective transition method, stock-based compensation expense for 2006 includes: 1) compensation expense for all stock-based awards granted on or after January 1, 2006 as determined based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R) and 2) stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally four years. As a result of the adoption of SFAS No. 123(R), the Company’s net income for the year ended December 31, 2006, has been reduced by stock-based compensation expense, net of taxes, of approximately $7.7 million. See Note 7 for additional information regarding stock-based compensation.

Through December 31, 2006, the Company accounted for its employee stock option plans and employee stock purchase plan under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and its related interpretations, and has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation and its related interpretations. Accordingly, no compensation cost has been recognized for the Company’s fixed stock option plans or stock purchase plan. In accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, stock options and warrants issued to consultants and other non-employees as compensation for services provided to the Company are accounted for based

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined. The Company recognizes this expense over the period the services are provided; however, the amount of expense related to these types of arrangements has never been significant.

Income Taxes

The Company utilizes the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

Comprehensive Income (Loss)

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income (loss), including net income (loss), be reported in the financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, and unrealized gains and losses on investments, are reported, net of related tax, to arrive at comprehensive income (loss).

Recently Issued Accounting Standards

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of SFAS No. 109, Accounting for Income Taxes, (FIN 48). FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, tax positions shall initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. FIN 48 also revises disclosure requirements to include an annual tabular rollforward of unrecognized tax benefits. The provisions of this interpretation are required to be adopted for fiscal periods beginning after December 15, 2006. The Company will be required to apply the provisions of FIN 48 to all tax positions upon initial adoption with any cumulative effect adjustment to be recognized as an adjustment to retained earnings. Management is currently determining the impact to the Company’s financial statements of the adoption of FIN 48.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. SFAS No. 157 applies under those previously issued pronouncements that prescribe fair value as the relevant measure of value, except Statement No. 123(R) and related interpretations and pronouncements that require or permit measurement similar to fair value but are not intended to measure fair value. This pronouncement is

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 157 to have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS No. 159 are elective; however, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company does not expect the adoption of SFAS No. 159 to have a material impact on its consolidated financial statements.

Purchase of Rights to Distributor Territories

From time to time the Company purchases rights to certain distributor territories in the U.S. and then sells the distribution rights to another party for similar amounts. These distribution reorganizations are intended to achieve several objectives, including improvement of sales results within the affected territories. The Company generally receives promissory notes for the resale amounts, which are recorded as notes receivable and included in other current and long-term assets in the accompanying consolidated balance sheets. For the years ended December 31, 2006 and December 31, 2005, the Company purchased and resold territory rights for amounts aggregating $3.3 million and $2.1 million, respectively, and did not record any gains or losses from the transfer of these distribution rights. For the years ended December 31, 2006 and 2005, purchase price aggregating $3.3 million and $2.0 million, respectively, was recorded as notes receivable and is included in other current or long-term assets, depending on maturity, and will be repaid over periods ranging from three years to five years. For the year ended December 31, 2005, purchase price aggregating $0.1 million, based on an estimate of future savings in selling expense, was capitalized as an intangible asset and will be amortized over the period of cost reduction.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill is tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. On an ongoing basis, absent any indicators of impairment, the Company performs an annual impairment evaluation during the fourth quarter, as of October 1 each year of its goodwill balances that were acquired through the end of the previous fiscal year. With the exception of goodwill related to the Regeneration acquisition of $39 million, the Company believes that the goodwill acquired through December 31, 2005 benefits the entire enterprise and since its reporting units share the majority of the Company’s assets, the Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

compares the total carrying value of the Company’s consolidated net assets (excluding Regeneration net assets) to the fair value of the Company. With respect to goodwill related to the Regeneration acquisition, the Company compares the carrying value of the goodwill related to the Regeneration segment to the fair value of the Regeneration segment.

The Company has acquired licenses to certain patents aggregating $4.2 million. These amounts are recorded as intangible assets and are amortized over the remaining life of the patents, through June 2010.

Components of intangible assets acquired in business combinations and acquired as individual assets are as follows (in thousands):

	December 31, 2006				December 31, 2005
	Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Patented and existing technology	5–20	$83,701	$(27,209)	$56,492	$53,887	$(20,722)	$33,165
Customer base	15–20	69,457	(16,005)	53,452	21,173	(8,125)	13,048
Trademarks	20	47,511	(1,911)	45,600	—	—	—
Licensing agreements	5	4,200	(1,498)	2,702	4,200	(1,076)	3,124
Other	0.3–20	2,984	(1,106)	1,878	4,465	(2,560)	1,905
		$207,853	$(47,729)	$160,124	$83,725	$(32,483)	$51,242
Intangible assets not subject to amortization:
Goodwill	N/A	$291,443	$(13,948)	$277,495	$115,183	$(13,948)	$101,235

Amortization expense related to intangible assets was $17.2 million, $7.6 million and $7.0 million for the years ended December 31, 2006, 2005 and 2004, respectively. Future amortization expense of intangible assets is estimated to be $160.1 million, as follows: 2007—$19.8 million, 2008—$19.0 million, 2009—$17.7 million, 2010—$17.6 million, 2011—$17.4 million and thereafter—$68.6 million.

The change in the carrying value of goodwill from December 31, 2004 through December 31, 2006 is as follows (in thousands):

Balance at December 31, 2004	$96,639
Acquired Superior Medical Equipment goodwill	2,373
Acquired Encore Medical goodwill	2,301
Other, primarily purchase price adjustments	(78)
Balance at December 31, 2005	101,235
Acquired Axmed goodwill (see Note 3)	14,637
Acquired Aircast goodwill (see Note 3)	159,384
Other, primarily purchase price adjustments	2,239
Balance at December 31, 2006	$277,495

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

2. Financial Statement Information

Inventories.  Inventories consist of the following at December 31 (in thousands):

	2006	2005
Raw materials	$17,920	$7,335
Work-in-progress	753	1,010
Finished goods	30,615	18,203
	49,288	26,548
Less reserves, primarily for excess and obsolete inventories	(2,074)	(2,320)
	$47,214	$24,228

Prepaid Expenses and Other Current Assets.  Prepaid expenses and other current assets consist of the following at December 31 (in thousands):

	2006	2005
Held-for-sale assets	$6,960	$—
Prepaid expenses	4,050	2,992
Other current assets	3,511	1,395
Prepaid expenses and other current assets, net	$14,521	$4,387

Held-for-sale assets consist of the Aircast manufacturing facility in New Jersey and the Aircast Germany facility. These held-for-sale facilities were vacated in connection with the Company’s integration of the Aircast business and are no longer in use.

Property, Plant and Equipment.  Property, plant and equipment consists of the following at December 31 (in thousands):

	2006	2005
Leasehold improvements	$10,703	$5,514
Furniture, fixtures and equipment	60,540	43,537
	71,243	49,051
Less accumulated depreciation and amortization	(38,544)	(33,655)
	$32,699	$15,396

Depreciation expense was approximately $8.4 million, $5.1 million and $5.3 million for the years ended December 31, 2006, 2005 and 2004, respectively, and amortization of leasehold improvements included in property, plant and equipment was approximately $0.7 million, $0.6 million and $0.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

2. Financial Statement Information (Continued)

Accrued Compensation.  Accrued compensation consists of the following at December 31 (in thousands):

	2006	2005
Accrued vacation	$2,894	$1,884
Accrued bonus	1,398	1,874
Accrued workers’ compensation	854	1,558
Accrued severance related to Aircast acquisition	7,427	—
Other accrued compensation	1,598	994
	$14,171	$6,310

Other Accrued Liabilities

Other accrued liabilities, current portion, consists of the following at December 31 (in thousands):

	2006	2005
Accrued contract fees	$2,626	$1,743
Accrued professional fees	1,326	750
Deferred rent, current portion	453	250
Other accrued liabilities, current portion	18,562	6,937
	$22,967	$9,680

Other accrued liabilities, long-term, consists of the following at December 31 (in thousands):

	2006	2005
Deferred rent, long-term	$3,355	$—
Fair value of interest rate swap	928	—
	$4,283	$—

Deferred rent relates primarily to the Company’s new headquarters in Vista, California (see Note 10).

3. Acquisitions

The Company accounts for acquisitions in accordance with SFAS No. 141, Business Combinations. SFAS No. 141 replaced prior accounting standards and eliminated pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill.

Aircast Acquisition

On April 7, 2006, the Company completed the acquisition, under an agreement signed on February 27, 2006, of all the outstanding capital stock of Aircast Incorporated (Aircast) for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

3. Acquisitions (Continued)

approximately $291.6 million in cash, funded with the proceeds of a new credit agreement as described in Note 5. The Company also incurred approximately $4.9 million in transaction costs and other expenses in connection with the acquisition and accrued approximately $11.1 million of estimated costs in connection with the Company’s plan to integrate the acquired business, including severance expenses. Of this total estimated amount, approximately $7.4 million is related to severance and retention payments that had not been paid out as of December 31, 2006. This amount is included in accrued compensation in the accompanying unaudited consolidated balance sheet at December 31, 2006. Aircast designs and manufactures ankle and other orthopedic bracing products, cold therapy products and vascular therapy systems.

In April 2006, the Company began its integration of the Aircast business. The integration plan consisted of: 1) integrating the Aircast sales force into the Company’s existing sales force, 2) closing the Aircast New Jersey manufacturing facility and moving the manufacturing of the Aircast products to the Company’s Tijuana, Mexico manufacturing facility, other than the vascular systems products, which were moved to the Company’s Vista, California facility, 3) closing the Aircast New Jersey corporate headquarters and integrating the administrative functions into the Company’s Vista facility and the Company’s distribution facility in Indianapolis, Indiana, and 4) closing various international Aircast locations and integrating their operations into the Company’s existing locations in those countries, including France, Germany and the United Kingdom. In conjunction with this integration plan, the Company accrued approximately $11.4 million in severance costs for approximately 300 Aircast employees. The Company expects to complete the termination of the affected Aircast employees by March 2007.

Severance costs accrued in 2006 for Aircast employees as a result of the Company’s integration of the acquired business are as follows (in thousands):

	Total Costs Incurred	Cash Payments	Accrued Liability At December 31, 2006
Employee severance	$11,371	$(3,944)	$7,427

The fair values of the assets acquired and the liabilities assumed in connection with the Aircast acquisition were estimated in accordance with SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. The Company used a third-party valuation firm to assist management in estimating these fair values. The purchase price remains preliminary as of December 31, 2006 and may be subject to adjustment as the Company finalizes its estimates of certain items, including severance amounts for Aircast employees terminated as a result of the Company’s integration of the acquired business, values of held-for-sale assets, certain acquired inventories and accounts receivable and accruals for certain contingent liabilities that existed on the acquisition date. The purchase price was allocated as follows to the fair values of the net tangible and intangible assets

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

3. Acquisitions (Continued)

acquired, including the cumulative impact of adjustments made to such allocations through December 31, 2006:

Fair value of net tangible assets acquired and liabilities assumed (in thousands):
Cash	$508
Accounts receivable, net	12,957
Inventories, net	8,134
Prepaid expenses and other current assets	2,730
Fixed assets, net	17,787
Deferred tax asset	3,371
Other assets	33
Accounts payable	(3,134)
Accrued compensation	(986)
Deferred tax liability	(6,706)
Other accrued liabilities	(8,041)
Accrued pension	(300)
		26,353
Fair value of identifiable intangible assets acquired:
Patents and existing technology	28,700
Customer contracts and related relationships—GPO	6,900
Customer contracts and related relationships—Other	38,300
Trade names and trademarks	47,400
Favorable leasehold interest in Germany	600
		121,900
Goodwill		159,384
Total purchase price allocation		$307,637

The identifiable intangible assets are being amortized over their estimated useful lives, which range from seven to twenty years.

The purchase price allocation included values assigned to certain specific identifiable intangible assets aggregating $281.3 million. An aggregate value of $28.7 million was assigned to patents and existing technology, determined primarily by estimating the present value of future royalty costs that will be avoided due to the Company’s ownership of the patents and technology acquired. An aggregate value of $6.9 million was assigned to certain Aircast customer relationships for group purchase organization (GPO) customers and an aggregate value of $38.3 million was assigned to certain Aircast customer relationships for other customers existing on the acquisition date based upon an estimate of the future discounted cash flows that would be derived from those GPO and other customers. A value of $47.4 million was assigned to trade names and trademarks, determined primarily by estimating the present value of future royalty costs that will be avoided due to the Company’s ownership of the trade names and trademarks acquired. A value of $0.6 million was assigned to favorable leasehold interest in Germany, determined by estimating the present value of future rent expense that will be avoided due

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

3. Acquisitions (Continued)

to the favorable lease rate on the German property. A value of $159.4 million, representing the difference between the total purchase price and the aggregate fair values assigned to the net tangible assets acquired and liabilities assumed and the identifiable intangible assets acquired, was assigned to goodwill.

The Company acquired Aircast to expand its product offerings, increase the size of its international business and increase its revenues. The Company also believes there are significant cost reduction synergies that may be realized when the acquired business is integrated. These are among the factors that contributed to a purchase price for the Aircast acquisition that resulted in the recognition of goodwill.

The accompanying consolidated statements of income reflect the operating results of the Aircast business since April 7, 2006. Assuming the acquisition of Aircast had occurred on January 1 of the respective years, the pro forma unaudited results of operations would have been as follows (in thousands):

	Year Ended
	December 31, 2006	December 31, 2005
Net revenues	$437,980	$382,811
Net income	$10,635	$21,842
Net income per share:
Basic	$0.47	$1.00
Diluted	$0.45	$0.96
Weighted average shares outstanding used to calculate per share information:
Basic	22,810	21,786
Diluted	23,522	22,699

The above pro forma unaudited results of operations do not include pro forma adjustments relating to costs of integration or post-integration cost reductions that might have been incurred or realized by the Company prior to or in excess of actual amounts incurred or realized in the period from the actual acquisition date of April 7, 2006 through December 31, 2006.

Axmed Acquisition

On January 2, 2006, the Company completed the acquisition, under an agreement originally signed on December 15, 2005, of the shares of Newmed SAS (Axmed) for cash payments aggregating 13 million Euros (approximately $15.8 million), which included payment of certain debts of Axmed. The Company expects to make additional payments of 0.9 million Euros (approximately $1.2 million) based on achievement of certain revenue targets for 2006 and profitability targets for the second half of 2006. The Company included such future earn-out in the allocation of the original purchase price, as shown below, based on the expectation that the 2006 revenue targets will be met. The Company also incurred $0.4 million in certain transaction costs and other expenses in connection with the acquisition. Axmed, through wholly owned subsidiaries in France and Spain, operating under the trade name Axmed, is engaged in the design, manufacture and sale of orthopedic rehabilitation devices, including

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

3. Acquisitions (Continued)

rigid knee braces and soft goods. Axmed also owned 70% of a manufacturing subsidiary in Tunisia, which provides low cost manufacturing capabilities to the Axmed group. In May 2006, the Company purchased the minority stockholders’ proportionate share of the net assets of the Company’s subsidiary in Tunisia for approximately $0.5 million and the Tunisian subsidiary became a wholly owned subsidiary.

The fair values of the assets acquired and the liabilities assumed in connection with the Axmed acquisition were estimated in accordance with SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. The Company used a third-party valuation firm to assist management in estimating these fair values. The total purchase price, including the amount paid to acquire the minority interest, was allocated as follows to the fair values of the net tangible and intangible assets acquired, including the cumulative impact of adjustments made to such allocations through December 31, 2006:

Fair value of net tangible assets acquired and liabilities assumed (in thousands):
Cash	$103
Accounts receivable, net	1,642
Inventories, net	2,228
Other current assets	312
Fixed assets, net	691
Other assets	47
Accounts payable	(3,436)
Accrued compensation	(711)
Deferred tax liability	(1,063)
Other accrued liabilities	(498)
		(685)
Fair value of identifiable intangible assets acquired:
Customer relationships	2,800
Existing technology	1,000
Trade names and trademarks	100
		3,900
Goodwill		14,637
Total purchase price allocation		$17,852

The identifiable intangible assets are being amortized over their estimated useful lives, which range from one to nine years.

The purchase price allocation included values assigned to certain specific identifiable intangible assets aggregating $3.9 million. An aggregate value of $2.8 million was assigned to certain Axmed customer relationships existing on the acquisition date based upon an estimate of the future discounted cash flows that would be derived from those customers. A value of $1.0 million was assigned to existing technology, determined primarily by estimating the present value of future

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

3. Acquisitions (Continued)

royalty costs that will be avoided due to the Company’s ownership of the technology acquired. A value of $0.1 million was assigned to trade names and trademarks, determined primarily by estimating the present value of future royalty costs that will be avoided due to the Company’s ownership of the trade names and trademarks acquired. A value of $14.6 million, representing the difference between the total purchase price, including the amount paid to acquire the remaining minority interest, and the aggregate fair values assigned to the net tangible assets acquired and liabilities assumed and the identifiable intangible assets acquired, was assigned to goodwill.

The Company acquired the Axmed business to increase its sales and marketing presence in France and through the Axmed subsidiary in Spain, to develop a direct sales presence in Spain. Axmed also adds research and development capabilities in Europe, as well as manufacturing capabilities in Tunisia which, although on a smaller scale, are very similar to the Company’s manufacturing capabilities in Mexico. These are among the factors that contributed to a purchase price for the Axmed acquisition that resulted in the recognition of goodwill.

4. Restructuring Costs

Accrued restructuring costs in the accompanying consolidated balance sheet at December 31, 2005, included $0.4 million of lease termination and other exit costs remaining from an amount accrued in 2002. This amount related to vacant land previously leased by the Company and was netted against other costs accounted for as deferred rent at December 31, 2006 (see Note 10).

5. Long-Term Debt

The Company’s long-term debt consists of the following at December 31 (in thousands):

	2006	2005
New term loan due in installments through April 7, 2013 bearing interest at LIBOR plus 1.5%	$327,250	$—
Old term loan paid off by new term loan in 2006	—	47,500
Less current portion	(831)	(5,000)
Long-term portion of term loan	$326,419	$42,500

New Credit Agreement and Interest Rate Swap Agreement

On April 7, 2006, the Company entered into a new credit agreement with a syndicate of lenders and with Wachovia Bank, National Association, as administrative agent, to finance the Aircast acquisition described in Note 3 and provide available financing for future Company operations. The new credit agreement provided for total borrowings of $400 million, consisting of a term loan of $350 million, which was fully drawn at closing and up to $50 million available under a revolving credit facility. As of December 31, 2006, the balance outstanding under the term loan was $327.3 million and $47.8 million was available under the revolving credit facility, net of outstanding letters of credit. The new credit agreement replaced the Company’s previously existing credit agreement and approximately $46.3 million of debt outstanding under the former agreement was paid off by borrowings under the new agreement. Under the new credit agreement, up to $25 million of outstanding borrowings may be denominated in British Pounds or Euros.

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

5. Long-Term Debt (Continued)

Borrowings under the new term loan and on the new revolving credit facility bear interest at variable rates (either a LIBOR rate or the lenders’ base rate, as elected by the Company) plus a margin. Under the new agreement, the interest rate for the term loan is LIBOR plus a margin of 1.50% (6.88% at December 31, 2006), or the lenders’ base rate plus a margin of 0.50%. The applicable margin on the revolving credit facility varies based on the Company’s leverage ratio. The interest rate for the revolving credit facility is LIBOR plus an applicable margin of 1.25% to 2.00%, or the lenders’ base rate plus an applicable margin of 0.25% to 1.00%. At the Company’s current leverage ratio, the applicable interest rate on the revolving credit facility is either LIBOR plus 1.75% or the lender’s base rate plus 0.75%. In connection with the new credit agreement, the Company entered into an interest rate swap agreement for a notional amount of $250 million of the term loan.

Subsequent to December 31, 2006, the Company borrowed an aggregate of $5.0 million under the revolving credit facility to provide funds needed to pay certain costs of the integration of Aircast.

Interest Rate Swap Agreement.  On April 11, 2006, the Company entered into an interest rate swap agreement with Wachovia Bank which converts the variable LIBOR rate to a fixed LIBOR rate of 5.29% for a term of five years. Accordingly, with respect to a notional amount of $250 million of the term loan, the Company’s interest rate is fixed at 6.79% (5.29% plus applicable margin of 1.50%) for the term of the swap. The notional amount of $250 million is scheduled to amortize to zero over the term of the swap in proportion to expected future cash flows. As of December 31, 2006, the outstanding notional amount of the interest rate swap was $250 million and the fair market value of the swap reflected a loss of approximately $0.9 million. The Company’s interest rate swap qualifies as a cash flow hedge under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In accordance with SFAS No. 133, the fair market value of the swap at December 31, 2006 was recorded as a long-term liability, with the change in such fair value accounted for in accumulated other comprehensive income (loss) included in stockholders’ equity in the accompanying consolidated balance sheet. The weighted average interest rate applicable to the Company’s borrowings as of December 31, 2006 was 6.81%.

Repayment.  The Company was initially required to make quarterly principal payments of $0.9 million on the term loan, beginning in June 2006. The balance of the term loan, if any, is due in full on April 7, 2013. In 2006 the Company made $21.0 million of prepayments on the term loan. Under the new credit agreement, prepayments are applied to reduce outstanding principle balance in direct order of maturity to payments scheduled over next twelve months and thereafter to remaining scheduled principal payments on a prorated basis. Accordingly, the Company’s required principal payments have been reduced to $0.8 million per quarter and begin in December 2007. Any borrowings under the revolving credit facility are due in full on April 7, 2012. The Company is also required to make annual mandatory prepayments on the term loan in an amount equal to 50% of its excess cash flow if the Company’s ratio of total debt to consolidated EBITDA exceeds 2.50 to 1.00. Excess cash flow represents the Company’s net income adjusted for extraordinary gains or losses, depreciation, amortization and other non-cash charges, changes in working capital, changes in deferred revenues, payments for capital expenditures and permitted acquisitions and repayment of certain indebtedness. In addition, the term loan is subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of certain debt issuances by the Company; (b) 50% of the net cash proceeds of certain equity issuances by the Company if the Company’s ratio of total debt to consolidated EBITDA

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

5. Long-Term Debt (Continued)

exceeds 2.50 to 1.00; (c) 100% of the net cash proceeds of certain insurance, condemnation awards or other compensation in respect to any casualty event; and (d) 100% of the net cash proceeds of certain asset sales or other dispositions of property by the Company, in each case subject to certain exceptions. The Company is not required to make any mandatory prepayments for the year ended December 31, 2006.

Future minimum annual principal payments for the term loan as of December 31, 2006 are as follows (in thousands):

2007	$831
2008	3,323
2009	3,322
2010	3,322
2011	3,322
2012 and thereafter	313,130
$327,250

Security; Guarantees.  The Company’s obligations under the new credit agreement are irrevocably guaranteed, jointly and severally, by the Company, all our current and future U.S. subsidiaries. In addition, the credit agreement and the guarantees thereunder are secured by substantially all of the Company’s U.S. assets, including real and personal property, inventory, accounts receivable, intellectual property and other intangibles.

Covenants.  The new credit agreement imposes certain restrictions on the Company, including restrictions on the ability to incur indebtedness, incur or guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends or make other distributions (except for certain tax distributions), redeem or repurchase equity, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries, make capital expenditures, grant liens, sell assets and engage in certain other activities. The new credit agreement requires the Company to maintain: a ratio of total debt to consolidated EBITDA of no more than 4.50 to 1.00 and gradually decreasing to 2.50 to 1.00 for the first quarter of 2010 and thereafter; and a ratio of consolidated EBITDA to fixed charges of at least 1.50 to 1.00. Material violations of these covenants and restrictions, or the payment terms described above, can result in an event of default and acceleration of the entire indebtedness. The Company was in compliance with all covenants as of December 31, 2006.

Debt issuance costs.  The Company capitalized debt issuance costs of approximately $6.4 million in association with the new credit agreement, which are being amortized over the term of the agreement. Remaining debt issuance costs of $5.6 million, net of accumulated amortization, were included in the accompanying balance sheet at December 31, 2006. At December 31, 2005, the Company had $2.5 million of remaining debt issuance costs related to prior credit agreements, net of accumulated amortization, included in the accompanying balance sheet.

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

5. Long-Term Debt (Continued)

Write-off of Debt Issuance Costs

In connection with the repayment of its previous credit agreement, the Company wrote-off approximately $2.3 million in April 2006 representing the net carrying value of debt issuance costs capitalized in connection with the previous agreement.

Redemption of Senior Subordinated Notes

In June 2004, the Company redeemed all of its outstanding senior subordinated notes for $79.7 million, including a redemption premium of $4.7 million. The redemption was funded by net proceeds of $56.5 million from the Company’s February 2004 sale of common stock and from existing cash. As a result of the redemption, the Company recorded a charge in 2004 of $7.8 million, including a redemption premium of $4.7 million, unamortized debt issuance costs of $2.3 million and original issue discounts of $0.8 million.

6. Related Party Transactions

In 2005 and 2004, certain management stockholders who previously purchased shares of the Company’s stock in exchange for promissory notes, fully repaid the entire balances of such notes, including interest, owed to the Company. Amounts repaid included $1.8 million paid in 2005 and $0.3 million paid in 2004.

7. Common and Preferred Stock

At December 31, 2006, the Company had a total of 23,317,934 shares of common stock outstanding.

In June 2004, the Company completed a public offering of 3,072,379 shares of its common stock. All of these shares were sold by certain of the Company’s stockholders and the Company did not receive any of the net proceeds. The Company incurred costs of $0.2 million related to this offering, which were recorded as a reduction in the Company’s additional paid-in capital.

In February 2004, the Company completed a public offering of 8,625,000 shares of its common stock. The offering consisted of 3,162,500 shares of common stock sold by the Company at $19.00 per share for net proceeds, after underwriters’ commissions and other costs, of $56.5 million and 5,462,500 shares sold by certain of the Company’s stockholders.

Stock Options and Stock-Based Compensation

2001 Omnibus Plan

The 2001 Omnibus plan provides for awards of stock options, stock appreciation rights, performance awards, restricted stock, restricted stock units, stock bonuses, stock unit awards and cash bonuses to key personnel, including consultants and advisors. Except as hereafter described and subject to equitable adjustments to reflect certain corporate events, the maximum number of shares of the Company’s common stock with respect to which awards may be granted under the Omnibus Plan is 7,181,868 at December 31, 2006. On each January 1, commencing with January 1, 2003, the number of shares of common stock available for issuance under the Omnibus Plan is automatically increased by a

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

7. Common and Preferred Stock (Continued)

number of shares equal to 3% of the number of shares of common stock outstanding on the previous December 31. In addition, shares of common stock reserved for but not subject to options granted under the 1999 Option Plan or subject to awards that are forfeited, terminated, canceled or settled without the delivery of common stock under the Omnibus Plan and the 1999 Option Plan will increase the number of shares available for awards under the Omnibus Plan. Also, shares tendered to DJO Incorporated in satisfaction or partial satisfaction of the exercise price of any award under the Omnibus Plan or the 1999 Option Plan will increase the number of shares available for awards under the Omnibus Plan to the extent permitted by Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Omnibus Plan is administered by the Compensation Committee of the Company’s Board of Directors, which has the sole and complete authority to grant awards under the Omnibus Plan to eligible employees and officers of, and consultants and advisors to, DJO Incorporated and its subsidiaries. Most options granted under the Omnibus Plan are subject to vesting in equal annual installments over four years. Options granted under the Omnibus Plan expire ten years from the date of grant. At December 31, 2006 options to purchase 3,821,204 shares had been granted. At December 31, 2006 and 2005, 646,980 and 828,520 shares were exercisable, respectively. On December 31, 2006, 3,360,664 shares were available for future grant under the Omnibus Plan. On January 1, 2007, the shares available for future grant were increased by 699,538 shares to 4,060,202 shares.

1999 Option Plan

Under the Company’s Fifth Amended and Restated 1999 Option Plan (the 1999 Option Plan), 1,993,174 common shares have been reserved for issuance upon exercise of options granted under the plan. The 1999 Option Plan is administered by the Compensation Committee. The plan will expire on August 19, 2015 unless the Company terminates it before that date. The 1999 Option Plan provides for the grant of nonqualified options to officers, directors and employees of, and consultants and advisors to, DJO Incorporated.

The Company granted options to purchase an aggregate of 944,542 shares of common stock under the 1999 Option Plan through 2001. As of December 31, 2006 and 2005, options to purchase 57,333 and 236,733 shares issued under the 1999 Option Plan were outstanding and all exercisable, respectively. No future options will be granted under the 1999 Option Plan, and all shares of common stock, which would otherwise have been available for issuance under the 1999 Option Plan are available for issuance under the 2001 Omnibus Plan.

2001 Non-Employee Director’s Stock Option Plan

The Company has adopted the DJO Incorporated 2001 Non-Employee Directors’ Stock Option Plan. In December 2005, the Company’s Board amended this plan as follows: (1) upon initial election to the Board, a director will receive an option grant covering 15,000 options at an exercise price equal to 100% of the fair market value of the common stock as of such date, such options will be fully vested upon date of grant; and (2) ongoing director options granted after the effective date of the amendment will vest over a three-year period, with one-third vesting on each of the first three anniversary dates of the grant. Options granted under this plan expire ten years from the date of grant. A total of 1,500,000 shares of the Company’s common stock have been reserved for issuance under the plan. A total of

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

7. Common and Preferred Stock (Continued)

460,000 and 355,000 options had been granted under the Plan at December 31, 2006 and 2005, respectively. No options were granted under this plan prior to 2002. As of December 31, 2006, options to purchase 285,000 shares issued under the Director Plan were exercisable.

Stock-Based Compensation

Expense recognized under SFAS No. 123(R) is recognized on a straight-line basis over the vesting period of the underlying equity instruments. As of December 31, 2006, approximately 4.4 million shares were available for grant under the Company’s Stock Option Plans and 1.2 million shares were available for issuance under the Company’s ESPP. Effective January 1, 2006, the benefits provided under the Company’s Stock Option Plans and the Company’s ESPP are considered stock-based compensation, subject to the provisions of SFAS No. 123(R). For the year ended December 31, 2006, the application of SFAS No. 123(R) resulted in the following adjustments to amounts that would have been reported under previous accounting standards (in thousands):

	Year Ended December 31, 2006
	Under Previous Accounting	SFAS No. 123(R) Adjustments	As Reported Under SFAS No. 123(R)
Costs of goods sold	$165,119	$987	$166,106
Operating expenses:
Sales and marketing	124,566	4,525	129,081
General and administrative	44,547	3,629	48,176
Research and development	8,455	533	8,988
Income from operations	55,215	(9,674)	45,541
Provision for income taxes	(13,495)	2,021	(11,474)
Net income	20,294	(7,653)	12,641
Basic net income per share	$0.89	$0.34	$0.55
Diluted net income per share	$0.87	$0.33	$0.54

The Company’s worldwide effective tax rate increased in connection with its adoption of SFAS No. 123(R) as of January 1, 2006. The aggregate SFAS No. 123(R) compensation expense results in a reduced tax benefit rate due to the required tax accounting for the mix of the Company’s outstanding and unvested incentive stock options and non-qualified stock options and the Company’s ESPP.

Prior to the Company’s adoption of SFAS No. 123(R), the Company presented all tax benefits resulting from the exercise of stock options as operating cash inflows in its consolidated statements of cash flows, in accordance with the provisions of the Emerging Issues Task Force (EITF) Issue No. 00-15, Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option. Statement No. 123(R) requires the benefit of tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash inflows rather than operating cash inflows, on a prospective basis. For the year ended December 31, 2006, the excess tax benefits from stock options exercised was $2.7 million.

The fair value of each equity award is estimated on the date of grant using the Black-Scholes valuation model for option pricing using the assumptions noted in the following table. Expected

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

7. Common and Preferred Stock (Continued)

volatility rates are based on the historical volatility (using daily pricing) of the Company’s stock. In accordance with SFAS No. 123(R), the Company reduces the calculated Black-Scholes value by applying a forfeiture rate, based upon historical pre-vesting option cancellations. The expected term of options granted is estimated based on a number of factors, including the vesting term of the award, historical employee exercise behavior for both options that have run their course and outstanding options, the expected volatility of the Company’s stock and an employee’s average length of service. The risk-free interest rate is determined based upon a constant U.S. Treasury security rate with a contractual life that approximates the expected term of the option award. For years ended December 31:

	2006	2005	2004
Stock Option Plans:
Expected volatility	58.2%	59.6%	71.5%
Risk-free interest rate	4.9%	3.8%	3.2%
Forfeitures	7.6%	7.5%	10.0%
Dividend yield	—	—	—
Expected term (in years)	3.7	3.7	4.0
Employee Stock Purchase Plan:
Expected volatility	36.3%	61.7%	61.7%
Risk-free interest rate	5.0%	2.7%	1.5%
Dividend yield	—	—	—
Expected term (in years)	0.5	0.7	1.3

The following table illustrates the pro forma effect on net income and earnings per share for the years ended December 31, 2005 and 2004, under the disclosure only provisions of SFAS No. 123, as if the fair value method had been applied to all outstanding and unvested awards (in thousands, except per share amounts):

	2005	2004
Net income as reported	$29,198	$14,015
Total stock-based employee compensation expense determined under fair value method for all option plans and stock purchase plan, net of related tax effects	(6,993)	(6,356)
Pro forma net income	$22,205	$7,659
Basic net income per share:
As reported	$1.34	$0.66
Pro forma	$1.02	$0.36
Diluted net income per share:
As reported	$1.29	$0.63
Pro forma	$0.98	$0.34

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

7. Common and Preferred Stock (Continued)

The pro forma effect on net income as shown above is not necessarily indicative of potential effects on results for future years. The weighted average fair value of options granted during 2005 and 2004 was $12.54 and $12.09 per share, respectively.

The following table summarizes option activity under all plans from December 31, 2003 through December 31, 2006:

	Number of Shares	Price Per Share	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2003	3,332,231	$2.97—$25.92	$13.78
Granted	1,234,200	17.99—26.65	21.75
Exercised	(483,040)	2.97—17.00	8.51
Cancelled	(264,416)	3.52—25.92	19.10
Outstanding at December 31, 2004	3,818,975	2.97—26.65	16.74
Granted	395,000	20.07—31.81	26.47
Exercised	(618,665)	2.97—26.65	12.47
Cancelled	(452,227)	3.52—25.92	22.09
Outstanding at December 31, 2005	3,143,083	2.97—31.81	18.22
Granted	824,900	36.57—44.09	39.26
Exercised	(1,116,110)	2.97—31.81	14.18
Cancelled	(202,083)	4.05—39.40	23.59
Outstanding at December 31, 2006	2,649,790	3.52—44.09	25.99

The following table summarizes information concerning currently outstanding and exercisable options:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding as of December 31, 2006	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Options Exercisable as of December 31, 2006	Weighted Average Exercise Price	Weighted Average Remaining Life in Years
$3.52–$10.80	337,213	5.7	6.21	256,463	$5.75	5.5
12.25–18.00	77,549	5.8	15.34	58,049	14.63	5.2
19.35–31.81	1,431,728	7.6	23.78	674,801	23.99	7.6
36.57–44.09	803,300	9.4	39.26	—	—	—
3.52–44.09	2,649,790	7.9	25.99	989,313	18.72	6.9

The aggregate intrinsic value of options outstanding at December 31, 2006 was approximately $44.6 million and the aggregate intrinsic value of options exercisable at December 31, 2006 was approximately $23.8 million. The total intrinsic value of options exercised during the year ended December 31, 2006 was approximately $27.2 million. The weighted-average fair value per share for options that were not vested at December 31, 2005, not vested at December 31, 2006, vested during the

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

7. Common and Preferred Stock (Continued)

year ended December 31, 2006 and cancelled/expired/forfeited during the year ended December 31, 2006, were $11.22, $30.33, $17.39 and $23.59, respectively. At December 31, 2006, there was approximately $21.4 million of compensation expense that has not yet been recognized related to non-vested stock-based awards. That expense is expected to be recognized over a weighted-average period of 1.4 years. During the year ended December 31, 2006, cash received from options exercised was $15.8 million.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan provides for the issuance of up to 1,576,365 shares of the Company’s common stock. During each purchase period, eligible employees may designate between 1% and 15% of their cash compensation, subject to certain limitations, to be deducted from their cash compensation for the purchase of common stock under the plan. Through December 31, 2006, the purchase price of the shares under the plan is equal to 85% of the lesser of the fair market value per share on the first day of each twenty-four month offering period or the last day of each six-month purchase period during the offering period. Effective January 1, 2006, the offering period of the plan was reduced to six months. On January 1 of each year, the aggregate number of shares reserved for issuance under this plan increases automatically by a number of shares equal to 1.0% of the Company’s outstanding shares on December 31 of the preceding year. The Company’s Board of Directors or the Compensation Committee may reduce the amount of the increase in any particular year. The aggregate number of shares reserved for issuance under the Employee Stock Purchase Plan may not exceed 5,000,000 shares. Through December 31, 2006, 561,212 shares had been issued under the Employee Stock Purchase Plan. On January 1, 2007, the number of shares reserved for issuance under the Employee Stock Purchase Plan was increased by 233,179 shares and total shares reserved for issuance were 1,469,711.

Repurchases of Common Stock

The Company’s board of directors authorized a stock repurchase program in September 2004 that allowed the Company to repurchase up to $20 million of its common stock. The shares could be repurchased at times and prices as determined by management and could be completed through open market or privately negotiated transactions. The repurchase program provided that repurchases would be made in accordance with applicable state and federal law and in accordance with the terms and subject to the restrictions of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Shares would be retired and cancelled upon repurchase. Through December 31, 2004, the Company had repurchased 837,300 shares of its common stock at an average price of $17.62 per share, for an aggregate total cost of approximately $14.8 million. No additional shares were repurchased in 2005 and the stock repurchase program expired in September 2005.

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

8. Income Taxes

The (provision) benefit for income taxes, including deferred taxes, on income before income taxes is as follows for the years ended December 31 (in thousands):

	2006	2005	2004
Current	$(2,245)	$(631)	$(30)
Federal	(1,207)	(422)	184
State	(2,146)	(629)	(268)
Foreign	(5,598)	(1,682)	(114)

Deferred	(3,105)	(14,709)	(7,097)
Federal	(2,137)	(2,914)	(1,403)
State	(634)	42	(408)
Foreign	(5,876)	(17,581)	(8,908)

Provision for income taxes	$(11,474)	$(19,263)	$(9,022)

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Significant components of the Company’s deferred tax assets and liabilities as of December 31 are as follows (in thousands):

	2006	2005
Deferred tax assets (liabilities):
Amortization of intangible assets	$9,868	$26,766
Accrued expenses	4,831	2,169
Allowance for doubtful accounts	2,532	3,149
Provision for excess and obsolete inventories	3,245	2,167
Net operating loss carryforwards	5,001	5,627
Depreciation of fixed assets	2,230	(752)
FAS123(R) stock-based compensation	1,665	—
Other, net	(323)	377
Net deferred tax assets	$29,049	$39,503

Realization of the Company’s deferred tax assets is dependent on the Company’s ability to generate future taxable income prior to the expiration of net operating loss carryforwards. Based on the Company’s historical and expected future taxable earnings, management believes it is more likely than not that the Company will realize the benefit of the existing net deferred tax assets at December 31, 2006. No valuation allowance was provided for any of the Company’s deferred tax assets at December 31, 2006 or 2005.

The Company utilizes the with-or-without method in order to determine when excess tax benefits from stock-based compensation are realized under SFAS No. 123(R). Under the with-or-without method, excess tax benefits from stock-based compensation are not deemed to be realized until after

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

8. Income Taxes (Continued)

the utilization of net operating loss carryforwards from ordinary operations. At December 31, 2006, deferred tax assets do not include $5.6 million of excess tax benefits from stock-based compensation. Upon realization of such benefits, the Company will increase additional paid-in capital and reduce taxes payable.

As of December 31, 2006, the Company has U.S. federal net operating loss carryforwards of $27.6 million, which begin to expire in 2022. As a result of the Company’s 2004 stock offerings (see Note 7), certain changes in the Company’s ownership may limit future annual utilization of the Company’s federal net operating loss carryforwards. The Company also has $15.8 million of various state net operating loss carryforwards, which begin to expire in 2007 and does not have any material foreign net operating loss carryforwards.

The reconciliation of income tax attributable to income before provision for income taxes at the U.S. federal statutory rate to income tax provision in the accompanying statements of income for the years ended December 31 is as follows:

	2006	2005	2004
Federal tax at statutory rate	35.0%	35.0%	35.0%
State income tax, net of federal benefit	7.0%	4.2%	3.4%
FAS123(R) stock-based compensation	6.0%	—	—
Other	(0.4)%	0.6%	0.8%
	47.6%	39.8%	39.2%

The Company made income tax payments, net of (refunds), totaling $2.0 million, $1.3 million and $0.6 million in the years ended December 31, 2006, 2005 and 2004, respectively.

For the years ended December 31, 2006, 2005 and 2004, income tax benefits of $2.7 million, $3.5 million and $4.3 million, respectively, were credited to stockholders’ equity related to the exercise of employee stock options.

Income before income taxes includes the following components for the years ended December 31 (in thousands):

	2006	2005	2004
United States	$16,113	$46,862	$21,270
Foreign	8,002	1,599	1,767
	$24,115	$48,461	$23,037

Undistributed earnings of the Company’s foreign subsidiaries amounted to approximately $9.2 million at December 31, 2006. Those earnings are considered to be indefinitely reinvested, and accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to the foreign countries, but would also be able

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

 (In thousands)

8. Income Taxes (Continued)

to generate foreign tax credits. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation; however, the Company does not believe the amount would be material.

The Company is subject to ongoing audits from various taxing authorities in the jurisdictions in which it does business. It does not have a history of significant adjustments to its tax accruals as a result of these audits. The Company believes that its accruals for tax liabilities are adequate for all tax periods subject to audit.

9. Segment and Related Information

The following are the Company’s current reportable segments.

•                  Domestic Rehabilitation consists of the sale of the Company’s rehabilitation products (rigid knee braces, soft goods and pain management products) in the United States through three sales channels, DonJoy, ProCare/Aircast and OfficeCare.

Through the DonJoy sales channel, the Company sells its rehabilitation products utilizing a few of the Company’s direct sales representatives and a network of approximately 340 independent commissioned sales representatives who are employed by approximately 40 independent sales agents. These sales representatives are primarily dedicated to the sale of the Company’s products to orthopedic surgeons, podiatrists, orthopedic and prosthetic centers, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals. Because certain of the DonJoy product lines require customer education on the application and use of the product, these sales representatives are technical specialists who receive extensive training both from the Company and the agent and use their expertise to help fit the patient with the product and assist the orthopedic professional in choosing the appropriate product to meet the patient’s needs. After a product order is received by a sales representative, the Company generally ships the product directly to the orthopedic professional and pays a sales commission to the agent. These commissions are reflected in sales and marketing expense in the Company’s consolidated financial statements. For certain custom rigid braces and other products, we sell directly to the patient and bill a third-party payor, if applicable, on behalf of the patient. The Company refers to this portion of its DonJoy channel as its Insurance channel.

Through the ProCare/Aircast sales channel, which is comprised of approximately 100 direct and independent representatives that manage over 380 dealers focused on primary and acute facilities, the Company sells its rehabilitation products to national third-party distributors, other regional medical supply dealers and medical product buying groups, generally at a discount from list prices. The majority of these products are soft goods which require little or no patient education. The distributors and dealers generally resell these products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians for use by the patients.

Through the OfficeCare sales channel, the Company maintains an inventory of rehabilitation products (mostly soft goods) on hand at orthopedic practices for immediate distribution to the patient. For these products, the Company arranges billing to the patient or third-party payor after the product is provided to the patient. As of December 31, 2006, the OfficeCare program was located at over 1,000

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

9. Segment and Related Information (Continued)

physician offices throughout the United States. The Company has contracts with over 700 third-party payors.

•                  Regeneration consists of the sale of the Company’s bone growth stimulation products in the United States. The Company’s OL1000 product is sold through a combination of the DonJoy channel direct sales representatives and approximately 124 additional sales representatives dedicated to selling the OL1000 product, of which approximately 57 are employed by the Company. The SpinaLogic product is also included in this segment and was, until the end of 2004, sold by DePuy Spine in the U.S. under an exclusive sales agreement. In January 2005, the Company amended the agreement with DePuy to divide the U.S. into territories in which DePuy Spine has exclusive sales rights and non-exclusive territories in which the Company is permitted to engage in its own sales efforts or retain another sales agent. In early 2006, the agreement was further modified to be non-exclusive in all territories. These products are sold either directly to the patient or to independent distributors. The Company arranges billing to the third-party payors or patients, for products sold directly to the patient.

•                  International consists of the sale of the Company’s products in foreign countries through wholly owned subsidiaries or independent distributors. The Company sells its products in over 70 foreign countries, primarily in Europe, Australia, Canada and Japan.

Set forth below is net revenues, gross profit and operating income information for the Company’s reporting segments for the years ended December 31 (in thousands). This information excludes the impact of other expenses not allocated to segments, which are comprised of (i) general corporate expenses for all periods presented and (ii) restructuring costs associated with certain manufacturing moves in 2004. Information for the Domestic Rehabilitation and International segments includes the impact of purchase accounting and related amortization of acquired intangible assets related to the Aircast acquisition on April 7, 2006. Information for the International segment also includes the impact of purchase accounting and related amortization of acquired intangible assets related to the Axmed acquisition on January 2, 2006. For the years ended December 31, 2006 and 2005, Domestic Rehabilitation income from operations was reduced by amortization of acquired intangible assets amounting to $5.8 million and $0.3 million, respectively. For the years ended December 31, 2006 and 2005, International income from operations was reduced by amortization of acquired intangible assets amounting to $4.8 million and $0.1 million, respectively. For the years ended December 31, 2006, 2005 and 2004, Regeneration income from operations was reduced by amortization of acquired intangible assets amounting to $4.6 million, $4.6 million and $4.7 million, respectively. For the year ended December 31, 2004, Regeneration income from operations was also reduced by restructuring charges of $3.8 million related to the integration of the business operations of the segment.

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

9. Segment and Related Information (Continued)

	2006	2005	2004
Net Revenues:
Domestic Rehabilitation	$267,083	$197,279	$177,481
Regeneration	64,507	55,474	49,658
International	81,468	33,414	28,860
Consolidated net revenues	$413,058	$286,167	$255,999

Gross Profit:
Domestic Rehabilitation	$137,316	$109,752	$100,200
Regeneration	59,531	49,710	43,032
International	50,105	21,416	17,603
Consolidated gross profit	$246,952	$180,878	$160,835

Income from operations:
Domestic Rehabilitation	$35,905	$41,878	$36,341
Regeneration	14,436	14,623	7,836
International	11,947	8,430	5,398
Income from operations of reportable segments	62,288	64,931	49,575
Expenses not allocated to segments	(16,747)	(11,072)	(10,502)
Consolidated income from operations	$45,541	$53,859	$39,073

For the years ended December 31, 2006, 2005 and 2004, the Company had no individual customer or distributor that accounted for 10% or more of total annual revenues.

The accounting policies of the reportable segments are the same as the accounting policies of the Company. The Company allocates resources and evaluates the performance of segments based on income from operations and therefore has not disclosed certain other items, such as interest, depreciation and amortization by segment as permitted by SFAS No. 131. The Company does not allocate assets to reportable segments because a significant portion of assets are shared by the segments.

Net revenues, attributed to geographic location based on the location of the customer, for the years ended December 31, were as follows (in thousands):

	2006	2005	2004
United States	$331,590	$252,753	$227,139
Europe	64,676	23,424	20,369
Other countries	16,792	9,990	8,491
Total consolidated net revenues	$413,058	$286,167	$255,999

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

9. Segment and Related Information (Continued)

Total assets by region at December 31 were as follows (in thousands):

	2006	2005
United States	$619,599	$295,257
International	48,735	9,407
Total consolidated assets	$668,334	$304,664

10. Commitments and Contingencies

The Company is obligated under various noncancellable operating leases for land, buildings, equipment and vehicles through approximately June 2021. Certain of the leases provide that the Company pay all or a portion of taxes, maintenance, insurance and other operating expenses, and certain of the rents are subject to adjustment for changes as determined by certain consumer price indices and exchange rates. The Company is headquartered in Vista, California and operates manufacturing locations in Vista, California, Tijuana, Mexico and Sfax, Tunisia. The Company also leases warehouse and office space in Indiana, Connecticut, Arizona, Germany, Canada, France, Spain, the United Kingdom, Italy, Belgium and Denmark.

Minimum annual lease payment commitments for noncancellable operating leases as of December 31, 2006 are as follows (in thousands):

2007	$6,186
2008	5,396
2009	5,064
2010	4,521
2011	4,520
2012 and thereafter	32,155
$57,842

In late 2004, the Company entered into a lease agreement with Professional Real Estate Services, Inc. (PRES) under which PRES undertook to build a new 110,000 square foot corporate headquarters facility for the Company on vacant land in Vista, California. The Company occupies the facility under a 15-year lease, which commenced in August 2006 upon completion of the facility, with two five-year options to extend the term. The Company vacated its former facilities in Vista. Included in income from operations in the accompanying consolidated statements of income, the Company wrote-off the net book value of approximately $0.9 million of leasehold improvements for the former facilities in the third quarter of 2006. Rent expense for the new facility will be recorded on a straight-line basis over the lease term at approximately $1.9 million per year.

In February 2005, PRES purchased the Company’s former facilities as well as the real property underlying the new lease. Effective on the purchase date, a lease for the vacant land on which the Company was previously obligated was terminated. In connection with the new lease, the Company’s leases for its former Vista facilities were terminated early in August 2006. Those leases would otherwise have continued until February 2008. In August 2006, the Company made a lump sum rent payment to

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

10. Commitments and Contingencies (Continued)

PRES of approximately $1.5 million, representing 40% of the rent that would have been due under the former facilities leases from the early termination date through the original expiration date. If PRES is able to lease the Company’s former facilities during what would have remained of the term of the Company’s existing leases, a portion of that sum may be refunded to the Company. The lump sum rent payment, net of a remaining $0.4 million accrual related to lease termination costs originally accrued in 2002 (see Note 4), is being accounted for as additional rent expense over the term of the new lease and is included in the annual rent expense amount noted above.

In connection with the new lease, the Company and PRES incurred costs of approximately $7.9 million related to negotiated tenant improvements and other improvements to the new facility. This amount has been recorded as an addition to property and equipment and will be amortized over the shorter of the estimated useful life or the 15 year lease term, in the amount of approximately $0.5 million per year.

The amounts paid by PRES for tenant improvements of approximately $3.9 million, net of the lump sum rent payment made by the Company and other costs aggregating $0.2 million, have been included in deferred rent at December 31, 2006 and are included in other accrued liabilities, current and long-term, in the accompanying consolidated balance sheet (see Note 2).

Aggregate rent expense was approximately $8.4 million, $6.4 million and $5.4 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Contingencies

From time to time, the Company has been involved in lawsuits arising in the ordinary course of business. This includes patent and other intellectual property disputes between its various competitors and the Company. With respect to these matters, management believes that it has adequate insurance coverage or has made adequate accruals for related costs, and it may also have effective legal defenses. The Company is not aware of any pending lawsuits that could have a material adverse effect on its business, financial condition and results of operations.

11. Employee Benefit Plan

The Company has a qualified 401(k) profit-sharing plan covering substantially all of its U.S. employees. Effective January 1, 2006, the Company matches 50 percent of employee contributions up to six percent of total compensation. Through December 31, 2005, the Company matched 100% of the first $500 contributed annually by each employee and 30 percent of additional employee contributions up to six percent of total compensation. The Company’s matching contributions related to this plan were $0.7 million, $0.5 million and $0.5 million for the years ended December 31, 2006, 2005 and 2004, respectively. The plan also provides for discretionary Company contributions as approved by the Board of Directors. There have been no such discretionary contributions through December 31, 2006.

12. Quarterly Results (unaudited)

The Company operates its business on a manufacturing calendar, with its fiscal year always ending on December 31. Each quarter is 13 weeks, consisting of one five-week and two four-week periods. The

DJO Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

12. Quarterly Results (unaudited) (Continued)

first and fourth quarters may have more or less working days from year to year based on the days of the week on which holidays and December 31 fall.

The following table summarizes certain of the Company’s operating results by quarter for 2006 and 2005:

	Year Ended December 31, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(In thousands, except per share date and operating days)
Net revenues	$82,563	$106,525	$113,205	$110,765	$413,058
Gross profit	50,854	63,613	67,865	64,620	246,952
Income from operations	11,812	10,738	14,302	8,689	45,541
Net income	$5,981	$1,292	$4,359	$1,009	$12,641
Basic net income per share	$0.27	$0.06	$0.19	$0.04	$0.55
Diluted net income per share	$0.26	$0.06	$0.18	$0.04	$0.54
Number of operating days	64	64	63	61	252

	Year Ended December 31, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(In thousands, except per share date and operating days)
Net revenues	$70,250	$68,827	$72,133	$74,957	$286,167
Gross profit	44,029	44,254	45,632	46,963	180,878
Income from operations	12,421	13,022	13,926	14,490	53,859
Net income	$6,597	$6,929	$7,536	$8,136	$29,198
Basic net income per share	$0.31	$0.32	$0.34	$0.37	$1.34
Diluted net income per share	$0.29	$0.31	$0.33	$0.35	$1.29
Number of operating days	65	64	63	61	253